Exhibit 99.1

Contact:

Ramsey Hamadi, EVP and Chief Financial Officer

336-369-0900

NEWBRIDGE BANCORP REPORTS NET INCOME OF $1.1 MILLION FOR THE SECOND QUARTER

•	Net income improves 34% over the prior year second quarter to $1.1 million and 76% for the year to date period over the prior year to $2.2 million

•	The Company has reported seven consecutive quarters of profitability

•	Net interest margin improves, and averages 4.14% for the quarter and 4.21% for the year, 18 basis points and 25 basis points higher than the year ago periods, respectively

•	Nonperforming assets decline for the fifth consecutive quarter, down 4% from the previous quarter and 15% from the peak level

•	Non-accruing loans decline for the fourth consecutive quarter, down 7% for the quarter to $39.3 million and now represent less than 20% of total capital

•	Cumulative loan charge-offs for adverse credit cycle which began in 2007 reach $129.3 million, 7.9% of peak loan level, as aggressive loss recognition continues

•	Total risk based capital climbs to 14.72%, leverage capital to 10.20%, and tangible common equity to risk weighted assets to 8.12%

•	Core deposits grow 3% in second quarter and 6% for the year excluding deposits sold during the quarter; transaction account balances represent 69% of total deposits

•	Noninterest expense declines $0.9 million in the second quarter and $2.0 million for the year compared to the same periods a year ago

•	Since 2008 annualized cost savings total $14 million

•	The Company is opening new commercial loan offices in Raleigh, Asheboro and Morganton, NC

GREENSBORO, N.C., July 21, 2011 – NewBridge Bancorp (NASDAQ: NBBC), parent of NewBridge Bank, today reported results for the three and six month periods ended June 30, 2011.

For the three months ended June 30, 2011, net income totaled $1.1 million compared to $854,000 for the quarter ended June 30, 2010. After dividends and accretion on preferred stock, the Company reported net income available to common shareholders of $411,000, or $0.02 per diluted share. In the prior year period, the Company had net income available to common shareholders of $124,000, or $0.01 per diluted share.

For the six months, net income totaled $2.2 million and net income available to common shareholders totaled $693,000, or $0.04 per common share, compared to net income of $1.2 million and a net loss available to common shareholders of ($234,000), or ($0.01) per common share, for the six months ended June 30, 2010.

Pressley A. Ridgill, President and Chief Executive Officer of NewBridge Bancorp, commented: “We are pleased to report positive results for the quarter. We were profitable for the seventh consecutive quarter, with earnings bolstered by a strong net interest margin, lower operating expenses and improving credit quality. Our net interest margin totaled 4.14% for the quarter, down 14 basis points from last quarter, but up 18 basis points from last year’s second quarter results. The linked-quarter decline in net interest margin was due primarily to added cash on the balance sheet due to last quarter’s sale of investments and the sale of the Harrisonburg, VA operations. Noninterest expense declined $900,000 from the prior year and asset quality trends remained favorable. Nonperforming assets, nonaccruing loans, other real estate owned and past due loans declined from last quarter resulting in less overall risk on the balance sheet and lower provision related expense on the income statement. The balance sheet is smaller, yet more profitable, and capital levels climbed to a high water mark. At quarter end the Company’s total risk based capital reached 14.72%, tier one leverage was 10.20%, and the Company’s tangible common equity to risk weighted assets was a BASEL III compliant 8.12%, compared to the anticipated future standard of 7.0%.”

Mr. Ridgill continued, “The slow economic recovery has contributed to weak loan demand and added challenges in growing earning assets. In an effort to offset declining earning asset trends, the Company is opening three new loan production offices in Raleigh, Asheboro and Morganton, North Carolina, which will be staffed by senior level, newly hired bankers. While the added loan production offices will increase noninterest expense in the short term, the Company is taking appropriate steps to offset the added costs through other initiatives. Since 2008, management has eliminated more than $14 million of annualized operating expense. Of greater importance, we believe the added investment in these new lenders will improve loan production.”

Net Interest Income

Net interest income declined $846,000, or 4.9%, to $16.5 million for the quarter compared to $17.4 million a year ago. For the six month period ending June 30, 2011, net interest income declined $706,000 to $33.9 million. The Company’s average earning assets declined $198.5 million from the prior year quarter, primarily in loans, which declined to an average balance of $1.30 billion for the June 2011 quarter. The Company completed the sale of $73 million of Virginia-based loans as part of the sale of its Harrisonburg operations during the June quarter. Net interest margin for the quarter improved 18 basis points over the prior year to 4.14%, which partially offset the decline in earning assets. For the six month period the net interest margin was 4.21%, which compares favorably to the prior year net interest margin of 3.96%. The improved margin for the three and six month periods is due primarily to lower cost on core deposits.

Balance Sheet

Excluding deposits sold in connection with the Harrisonburg operations sale, total deposits increased $25.9 million during the second quarter to $1.43 billion at June 30, 2011. Core deposits, defined as noninterest bearing demand accounts, savings, NOW and money market deposit accounts, increased 3%, or $26.8 million, during the quarter ended June 30, 2011. Core deposit accounts totaled 69% of the Company’s total deposits, or $991.2 million, at June 30, 2011 and had an all-in cost of 0.55%. For the year, core deposits excluding those sold in the Harrisonburg transaction, increased 6%, or $58.7 million. The Company continues to focus on growing profitable, low-cost core deposits. Excluding $29.2 million of time deposits sold in the

Harrisonburg sale, total time deposits declined $947,000 during the quarter to $435.9 million at June 30, 2011. Brokered and wholesale deposits were $76.0 million at June 30, 2011, or 5.3% of total deposits at that date. For the quarter ending June 30, 2011, the weighted average cost of deposits was 0.78%.

Net loan balances declined $84.2 million to $1.21 billion during the quarter ended June 30, 2011 due primarily to the sale of $73.0 million of loans from the branch sale. Excluding loans held for sale, the gross loan portfolio declined $10.3 milllion for the three month period and $16.3 million for the six month period, to $1.24 billion at June 30, 2011. New portfolio loan production totaled $38 million for the three-months ended June 30, 2011 and $93 million for the six-months ended June 30, 2011. Loan production is expected to improve later in the year due primarily to the addition of the new loan production offices.

Investment securities increased $15.4 million to $292.9 million during the second quarter. The increase was due in part to a $3.5 million increase in comprehensive income from changes in the fair market value of the investments. The largest change in value occurred in the fair value of the municipal security portfolio, which improved approximately $1.0 million from the prior quarter. The Company currently holds $16.5 million of municipal securities that have a cost basis of $17.4 million. At June 30, 2011, the Company had net gains in the investment portfolio of $3.5 million. During the first quarter of 2011, the Company sold $31.5 million of investments for a gain of $2.0 million. The Company elected to sell shorter-duration, odd-lot mortgage backed securities and corporate bonds that had significant gain positions.

The Company’s available liquidity was extensive during the June quarter due to strong core deposit growth, coupled with modest lending opportunities. Available borrowings, unencumbered investments and access to wholesale deposits exceeded $520 million at June 30, 2011. Shareholders’ equity increased $2.6 million for the quarter to $164.0 million as a result of income to shareholders and higher accumulated comprehensive income.

Noninterest Income

Noninterest income declined $1.5 million for the three months ending June 30, 2011 to $2.4 million, compared to the same period a year ago. Writedowns and losses on sale of other real estate owned (“OREO”) totaled $1.6 million, which was $0.9 million higher than the previous year’s second quarter, and accounted for the primary variance in noninterest income. Retail banking and mortgage banking, collectively, was $722,000 lower than the second quarter of the prior year due primarily to lower insufficient fund income and fewer mortgage loan sales; however, growth in wealth management income increased $128,000 to $626,000 for the three months ending June 30, 2011 compared to the same period a year ago. In the first quarter of 2011, the Company benefitted from a $2.0 million gain on the sale of securities. Consequently, noninterest income for the six month period ending June 30, 2011 was $6.9 million compared to the prior year of $6.4 million.

Noninterest Expense

Noninterest expense declined $889,000, or 5.7%, to $14.6 million for the quarter just ended compared to $15.5 million for the prior year’s second quarter. Over the last three years, the Company has reduced annual recurring operating expenses by approximately $14 million. In the second quarter, the declines in personnel, occupancy, furniture and equipment, technology and data processing, legal and professional, and FDIC assessments ranged from 2% to 30%. For the six-month period ending June 30, 2011, noninterest expense declined $2.0 million to $29.0 million compared to the same period a year ago. The Company remains focused on improving efficiencies and controlling costs.

Asset Quality

Nonperforming loans declined 4.6%, or $2.3 million, during the quarter to $47.7 million, with an overall reduction of $16.3 million since nonperforming loans peaked in June of 2009. Nonperforming loans represent 3.83% of total loans held for investment. Including OREO, total nonperforming assets declined $2.9 million during the quarter to $73.4 million, or 4.23% of total assets at June 30, 2011. Troubled debt restructured loans totaled $19.4 million of the $47.7 million of nonperforming loans. Accruing restructured loans totaled $8.4 million and non-accruing restructured loans totaled $11.0 million at June 30, 2011. Since the peak level of nonperforming assets, the Company has added $17.5 million to troubled debt restructured loans. The Company evaluates all troubled debt restructured loans at the time of the restructure for impairment, which typically results in the asset being moved to non-accrual. The Company’s highest risk and most closely monitored nonperforming assets are non-accruing loans excluding troubled debt restructures. These loans totaled $28.2 million at June 30, 2011, down $31.7 million, or 53%, since June 30, 2009. OREO balances declined $600,000 during the quarter. Potential problem loans crested later than many of the Company’s other credit metrics, rising through the third quarter of 2010. Over the last three quarters, potential problem credits declined 18%. The expected default rates and the anticipated loss given default experience remain around 5% of the potential problem portfolio.

At June 30, 2011, the allowance for credit losses totaled $28.0 million, 2.25% of total loans. The provision for credit losses declined $1.9 million to $3.0 million for the current quarter compared to the same period a year ago. Year to date provision expense totals $9.1 million compared to $8.7 million for the six months ending June 30, 2010. The Company’s allowance for credit losses as a percentage of nonperforming loans (“the coverage percentage”) increased slightly to 58.8% at June 30, 2011, compared to 58.1% at March 31, 2011 and 56.8% at December 31, 2010. The Company’s allowance for credit losses consists largely of general reserves, with 90% being general and 10% specific. The majority of estimated losses from the Company’s $47.7 million of non-performing loans have been previously recognized through chargeoffs. Since the current adverse credit cycle began in 2007, the Company has cumulatively charged off $129.3 million of loans and OREO, or 7.9% of our peak loan balance level. As a result, the Company’s allowance for credit losses is available almost in its entirety for the potential losses that exist in the Company’s watch list and other performing loans portfolio. The Company’s land acquisition, development and construction loans totals $79.2 million at June 30, 2011 and includes just $12.6 million of speculative residential construction and residential acquisition and development. This portfolio is largely graded as impaired or potential problem loans. The Company has taken average writedowns of 21% on impaired assets, further limiting its potential future exposure.

Outlook

Mr. Ridgill stated, “We anticipate credit costs will continue to trend down during the balance of the year and that 2011 will be profitable as core operating earnings are expected to exceed credit costs. As we look forward, we expect our net interest margin to experience some pressure from competitive loan pricing; however, we anticipate that it will remain at or above 4%. Loan demand was softer in the June quarter than expected; however, we believe the added investment in the new loan production offices will help the Company improve loan production from the current level.”

“We previously discussed our belief that sweeping consolidation will occur among financial institutions in North Carolina and that our Company is positioned to benefit from that eventuality.

At the present time, however, our best and most efficient opportunities are in acquiring relational and talented personnel. We will continue to evaluate the advisability of whole bank or branch acquisitions.”

“Previously, we communicated that the Company had applied to participate in the Small Business Lending Fund. The Company has withdrawn its application for the SBLF program since participation would likely require a capital offering of an estimated $15 million. Over the last two years, our stock price has continued to perform well and has begun to garner increased attention from the investment community. As our financial condition continues to improve, we believe there will be an opportunity to repay TARP funds by raising capital at a more attractive price.”

About NewBridge Bancorp

NewBridge Bancorp is the bank holding company for NewBridge Bank, a full-service, state-chartered community bank headquartered in Greensboro, North Carolina. The stock of NewBridge Bancorp trades on the NASDAQ Global Select Market under the symbol “NBBC.”

NewBridge Bank is the largest community bank in the 12-county Piedmont Triad Region of North Carolina and one of the largest community banks in the state. NewBridge Bank serves small to midsize businesses, professionals and consumers with a comprehensive array of financial services, including retail and commercial banking, private banking, wealth management, and mortgage banking. NewBridge Bank has assets of approximately $1.7 billion with 39 locations throughout North Carolina.

Disclosures About Forward Looking Statements

The discussions included in this document and its exhibits may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of NewBridge and its management about future events. The accuracy of such forward looking statements could be affected by factors including, but not limited to, the financial success or changing conditions or strategies of NewBridge Bancorp’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions. Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in NewBridge’s filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. NewBridge undertakes no obligation to revise or update these statements following the date of this press release.

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FINANCIAL SUMMARY

	Three Months Ended June 30, 2011			Three Months Ended June 30, 2010
	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
(Fully taxable equivalent basis, dollars in thousands)
Earning Assets
Loans receivable	$1,298,832	$16,694	5.16%	$1,425,424	$18,951	5.33%
Investment securities	277,883	3,257	4.70%	357,047	4,490	5.04%
Other earning assets	32,514	20	0.25%	25,244	13	0.21%

Total Earning Assets	1,609,229	19,971	4.98%	1,807,715	23,454	5.20%
Non-Earning Assets	150,883			137,206

Total Assets	$1,760,112	19,971		$1,944,921	23,454

Interest-Bearing Liabilities
Deposits	$1,268,599	2,574	0.81%	$1,381,625	3,984	1.16%
Borrowings	147,578	776	2.11%	212,860	1,613	3.04%

Total Interest-Bearing Liabilities	1,416,177	3,350	0.95%	1,594,485	5,597	1.41%
Noninterest-bearing deposits	165,070			166,465
Other liabilities	15,901			17,465
Shareholders’ equity	162,964			166,506

Total Liabilities and Shareholders’ Equity	$1,760,112	3,350		$1,944,921	5,597

Net Interest Income		$16,621			$17,857

Net Interest Margin			4.14%			3.96%
Interest Rate Spread			4.03%			3.79%

	Six Months Ended June 30, 2011			Six Months Ended June 30, 2010
	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
(Fully taxable equivalent basis, dollars in thousands)
Earning Assets
Loans receivable	$1,316,817	$33,930	5.20%	$1,438,986	$38,381	5.38%
Investment securities	296,037	7,013	4.78%	348,806	8,799	5.09%
Other earning assets	20,115	24	0.24%	23,361	34	0.29%

Total Earning Assets	1,632,969	40,967	5.06%	1,811,153	47,214	5.26%
Non-Earning Assets	147,451			138,392

Total Assets	$1,780,420	40,967		$1,949,545	47,214

Interest-Bearing Liabilities
Deposits	$1,269,696	5,262	0.84%	$1,374,256	8,286	1.22%
Borrowings	171,772	1,615	1.90%	228,446	3,322	2.93%

Total Interest-Bearing Liabilities	1,441,468	6,877	0.96%	1,602,702	11,608	1.46%
Noninterest-bearing deposits	164,355			162,968
Other liabilities	11,404			19,394
Shareholders’ equity	163,193			164,481

Total Liabilities and Shareholders’ Equity	$1,780,420	6,877		$1,949,545	11,608

Net Interest Income		$34,090			$35,606

Net Interest Margin			4.21%			3.96%
Interest Rate Spread			4.10%			3.80%

FINANCIAL SUMMARY

	2011		2010
	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Period-End Balances
(Dollars in thousands)
Assets	$1,735,829	$1,781,653	$1,807,161	$1,862,912	$1,930,842
Loans held for investment	1,244,288	1,254,630	1,260,585	1,355,634	1,407,808
Loans held for sale	2,754	77,584	76,994	17,793	10,893
Investment securities	292,898	276,458	325,129	275,570	349,643
Earning assets	1,593,857	1,617,735	1,668,303	1,724,433	1,795,072
Noninterest-bearing deposits	161,703	165,534	161,734	158,290	165,160
Savings deposits	40,937	41,510	38,898	39,653	40,513
NOW accounts	423,445	445,455	440,190	414,976	391,333
Money market accounts	365,109	336,784	316,608	337,406	347,024
Time deposits	435,895	466,013	495,565	560,267	607,318
Interest-bearing liabilities	1,392,360	1,439,236	1,465,735	1,521,776	1,581,663
Shareholders’ equity	163,971	161,386	163,188	166,600	166,679

Asset Quality Data
(Dollars in thousands)
Nonperforming loans:
Commercial nonaccrual loans, not restructured	$17,839	$18,528	$23,453	$28,699	$38,326
Commercial nonaccrual loans which have been restructured	11,042	12,215	11,190	8,338	8,915
Non-commercial nonaccrual loans	10,383	11,680	8,537	7,828	6,184

Total nonaccrual loans	39,264	42,423	43,180	44,865	53,425
Loans past due 90 days or more and still accruing	65	31	27	1,290	649
Accruing restructured loans	8,351	7,532	7,378	5,865	5,379

Total nonperforming loans	47,680	49,986	50,585	52,020	59,453
Other real estate owned	25,729	26,329	26,718	29,571	25,966

Total nonperforming assets	$73,409	$76,315	$77,303	$81,591	$85,419
Net chargeoffs	4,037	5,768	11,438	5,493	7,370
Allowance for credit losses	28,040	29,057	28,752	35,554	33,081
Allowance for credit losses to total loans	2.25%	2.18%	2.15%	2.59%	2.33%
Nonperforming loans to loans held for investment	3.83	3.98	4.01	3.84	4.22
Nonperforming assets to total assets	4.23	4.28	4.28	4.38	4.42
Nonperforming loans to total assets	2.75	2.81	2.80	2.79	3.08
Net charge-off percentage (annualized)	1.25	1.75	3.63	1.62	2.09
Allowance for credit losses to nonperforming loans	58.81	58.13	56.84	68.35	55.64

Loans identified as impaired	$37,483	$36,497	$38,303	$40,621	$38,677
Other nonperforming loans	10,197	13,489	12,282	11,399	20,776

Total nonperforming loans	47,680	49,986	50,585	52,020	59,453
Other potential problem loans	97,141	96,509	110,924	118,067	100,912

Total impaired and potential problem loans	$144,821	$146,495	$161,509	$170,087	$160,365

	2007	2008	2009	2010	2011	TOTAL
Gross loan chargeoffs, and writedowns and losses on other real estate owned to peak loans during the credit cycle beginning January 1, 2007:
Gross loan chargeoffs
Commercial	$5,052	$5,046	$11,232	$9,052	$2,459	$32,841
Real estate - construction	825	7,339	12,227	5,379	2,248	28,018
Real estate - mortgage	1,300	5,012	10,110	7,260	4,005	27,687
Consumer	2,235	5,071	4,925	2,829	710	15,770
Other	0	0	0	6,200	1,300	7,500

Total gross loan chargeoffs	$9,412	$22,468	$38,494	$30,720	$10,722	$111,816
Other real estate owned writedowns and losses	4,001	3,571	1,294	5,508	3,071	17,445

Total chargeoffs, writedowns and losses	$13,413	$26,039	$39,788	$36,228	$13,793	$129,261
Peak loans at September 30, 2008						$1,626,504
Chargeoffs, writedowns and losses to peak loans						7.95%

FINANCIAL SUMMARY

	Three Months Ended June 30		Six Months Ended June 30
	2011	2010	2011	2010
Income Statement Data (Dollars in thousands, except share data)
Interest income:
Loans	$16,694	$18,951	$33,930	$38,381
Investment securities	3,165	4,008	6,830	7,807
Other	20	13	24	34

Total interest income	19,879	22,972	40,784	46,222
Interest expense:
Deposits	2,574	3,984	5,262	8,286
Borrowings from the FHLB	284	1,017	631	2,118
Other	492	595	984	1,205

Total interest expense	3,350	5,596	6,877	11,609

Net interest income	16,529	17,376	33,907	34,613
Provision for credit losses	3,020	4,928	9,093	8,651

Net interest income after provision for credit losses	13,509	12,448	24,814	25,962
Noninterest income:
Retail banking	2,554	3,102	5,054	6,001
Mortgage banking services	268	442	693	712
Wealth management services	626	498	1,171	1,022
Gain on sale of investment securities	—	—	1,961	—
Writedowns and loss on sale of real estate acquired in settlement of loans	(1,585)	(717)	(3,071)	(2,159)
Other	538	583	1,127	845

Total noninterest income	2,401	3,908	6,935	6,421
Noninterest expense
Personnel	7,352	7,510	14,641	15,324
Occupancy	1,017	1,040	2,060	2,174
Furniture and equipment	924	1,170	1,888	2,352
Technology and data processing	960	1,120	1,877	2,274
FDIC insurance	632	900	1,427	1,800
Other	3,694	3,728	7,080	7,097

Total noninterest expense	14,579	15,468	28,973	31,021

Income before income taxes	1,331	888	2,776	1,362
Income taxes	190	34	624	136

Net income	1,141	854	2,152	1,226
Dividends and accretion on preferred stock	(730)	(730)	(1,459)	(1,460)

Net income (loss) available to common shareholders	$411	$124	$693	($234)

Net income (loss) per share - basic	$0.03	$0.01	$0.04	($0.01)
Net income (loss) per share - diluted	$0.02	$0.01	$0.04	($0.01)

Other Data

Return on average assets	0.26%	0.18%	0.24%	0.13%
Return on average equity	2.81	2.06	2.66	1.50
Net yield on earning assets	4.14	3.96	4.21	3.96
Efficiency (excluding OREO items and securities gains)	68.80	66.63	66.93	68.28
Average loans to assets	73.79	73.29	73.96	73.81
Average loans to deposits	90.59	92.08	91.82	93.61
Average noninterest - bearing deposits to total deposits	11.51	10.75	11.46	10.60
Average equity to assets	9.26	8.56	9.17	8.44
Total capital as a percentage of total risk weighted assets	14.72	12.62	14.72	12.62
Tangible common equity as a percentage of total risk weighted assets	8.12	7.10	8.12	7.10

COMMON STOCK DATA

	2011		2010
	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter

Market value:
End of period	$4.58	$4.96	$4.70	$3.57	$3.51
High	5.13	5.50	5.00	4.00	5.28
Low	4.21	4.54	3.40	2.94	3.46
Book value	7.13	6.96	7.08	7.30	7.30
Tangible book value	6.86	6.69	6.79	7.00	6.99
Shares outstanding at period-end	15,655,868	15,655,868	15,655,868	15,655,868	15,655,868
Average shares outstanding	15,655,868	15,655,868	15,655,868	15,655,868	15,655,868